As filed with the Securities and Exchange Commission on August 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWMARK GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-4467492
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

125 Park Avenue

New York, New York 10017

(212) 372-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Merkel

Executive Vice President, Chief Legal Officer and Assistant Corporate Secretary

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

(212) 372-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Leland S. Benton

Howard A. Kenny

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue NW

Washington DC 20004

(202) 739-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

$125,000,000

7.500% Senior Notes due 2029

This prospectus relates to the resale of 7.500% Senior Notes due 2029 (the “2029 notes”) of Newmark Group, Inc. (“Newmark,” the “Company,” “we,” “us,” or “our”) that may be offered and sold from time to time by Cantor Fitzgerald, L.P., our controlling stockholder (“Cantor”), or by its successors, assigns, and direct and indirect transferees who become owners of the notes (collectively, the “Selling Securityholders”), in an aggregate principal amount of up to $125.0 million (such 2029 notes offered hereby, the “notes”).

The 2029 notes were initially issued on January 12, 2024 in a transaction not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”), in an aggregate principal amount of $600.0 million (the “initial offering”). The notes offered hereby are 2029 notes which Cantor purchased from the initial purchasers in the initial offering (the “initial purchasers”) at 100% of the face amount of the notes. As an inducement to the initial purchasers to purchase the 2029 notes, we entered into a registration rights agreement with representatives of the initial purchasers pursuant to which we agreed to offer to exchange the 2029 notes for a new issue of notes registered under the Securities Act, and to file a registration statement with the Securities and Exchange Commission (the “SEC”) for a shelf offering in accordance with Rule 415 under the Securities Act for holders of 2029 notes who were ineligible to participate in the exchange offer. Cantor was ineligible to participate in the exchange offer, and accordingly, we have filed with the SEC a registration statement, of which this prospectus forms a part, for the resale of the notes.

The notes bear interest at a rate of 7.500% per year and mature on January 12, 2029. We pay interest on the notes on January 12 and July 12 of each year. We may redeem the notes, in whole at any time or in part from time to time, for cash at the redemption price described in this prospectus in the section titled “Description of the Notes—Optional Redemption.”

The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured debt and senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes rank effectively junior to our secured debt to the extent of the value of the assets securing such debt. The notes are also structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries.

The Selling Securityholders may sell the notes included in this prospectus from time to time directly to purchasers, through underwriters, to dealers, or through agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at privately negotiated prices. Such sales may be made from time to time on a delayed or continuous basis. The timing and amount of any sale are within the discretion of the Selling Securityholders. See “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the notes by the Selling Securityholders. The Selling Securityholders will pay any underwriting discounts and commissions, brokerage commissions, and transfer taxes, if any, applicable to the notes sold by them through this prospectus. We have agreed to pay all other offering expenses in connection with the sale of the notes by the Selling Securityholders through this prospectus other than any fees and expenses of counsel that may be incurred by any underwriter in connection therewith.

The notes are not listed on any exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and any applicable prospectus supplement, as well as the risks described under “Special Note Regarding Forward-Looking Information” and under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC and any updates to those risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2024.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, as well as the information incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, the Selling Securityholders may sell the notes as described in this prospectus in one or more offerings. Information about the Selling Securityholders may change over time. Any changed information given to us by the Selling Securityholders will be set forth in a prospectus supplement if and when necessary. Any prospectus supplement may add, update, or change the information contained in this prospectus.

This prospectus, any applicable prospectus supplement, and the documents incorporated by reference herein or therein include important information about us, the notes, this offering, and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before investing in the notes. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any subsequently filed document that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

Terms used in this prospectus, unless otherwise defined herein, have the meanings set forth in the “Glossary of Terms, Abbreviations and Acronyms” section of our latest Annual Report on Form 10-K filed with the SEC (the “Glossary”) and any updates to the Glossary or any new Glossary contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 4 of this prospectus, as well as the “Risk Factors” and “Risk Factor Summary” sections of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risks or new risks included in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

For purposes of this portion of the Summary, references to the “Company,” “Newmark,” “we,” “our” and “us” refer to Newmark Group, Inc. and its consolidated subsidiaries.

The Company

Newmark is a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers. We offer a diverse array of integrated services and products designed to meet the full needs of our clients.

Our investor/owner services and products include:

●	capital markets, which consists of investment sales and commercial mortgage brokerage (including the placement of debt, equity raising, structured finance, and loan sales on behalf of third parties);

●	landlord (or agency) leasing;

●	valuation and advisory;

●	property management;

●	our leading commercial real estate technology platform and capabilities for owners;

●	business rates for U.K. property owners;

●	due diligence, consulting and other advisory services;

●	government sponsored-enterprise and Federal Housing Administration lending, including multifamily lending and loan servicing;

●	limited and special loan servicing and asset management; and

●	flexible workspace solutions for owners.

Our corporate or occupier services and products include:

●	tenant representation leasing;

●	global corporate services, which provides integrated client solutions typically under long-term agreements, including project management, transaction management, lease administration, and facilities management, as well as corporate consulting services with respect to clients’ needs across real estate and supply chain optimization, site selection, workplace strategy, and occupancy;

●	our leading commercial real estate technology platform and capabilities for occupiers;

●	business rates for U.K. occupiers; and

●	flexible workspace solutions for occupiers.

We have relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies.

Executive Offices

Our executive offices are located at 125 Park Avenue, New York, New York 10017. Our telephone number is (212) 372-2000. Our website is located at www.nmrk.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus (except for SEC filings expressly incorporated herein).

The Offering

The summary below describes the principal terms and conditions of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. For purposes of this portion of the Summary, references to the “Company,” “we,” “our” and “us” refer only to Newmark Group, Inc., and not to our subsidiaries.

Issuer	Newmark Group, Inc.
Notes Offered	$125.0 million aggregate principal amount of notes.
Maturity Date	The notes will mature on January 12, 2029.
Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured debt and senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes rank effectively junior to our secured debt to the extent of the value of the assets securing such debt. The notes are also structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries.

The indenture and the second supplemental indenture thereto (collectively, the “indenture”) pursuant to which the notes were issued do not limit the amount of debt that we or our subsidiaries may incur. We agreed in the indenture to use an amount equivalent to the net proceeds from the initial offering of the notes (after deducting the initial purchasers’ discount and expenses payable by us in connection with the initial offering of the notes) to make loans to our subsidiaries pursuant to one or more promissory notes. So long as the notes are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the initial offering of the notes (or if less, the aggregate principal amount of notes then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the notes, and (3) such promissory notes shall have terms not later than the maturity date of the notes; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time. We further agreed that for so long as the notes remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the notes in one transaction, or a series of related transactions, having an aggregate principal amount in excess of $50.0 million, will be subject to a similar covenant.

Interest and Interest Payment Dates	Interest on the notes accrues at a rate of 7.500% per annum. Interest is payable semi-annually in arrears on January 12 and July 12 of each year. The interest rate payable on the notes will be subject to adjustments from time to time based on the debt rating assigned by specific rating agencies to the notes. See “Description of the Notes—Interest Rate Adjustment Based on Rating Events.”
Optional Redemption	We may redeem some or all of the notes at any time or from time to time for cash (i) prior to December 12, 2028, at the “make-whole” redemption prices set forth under “Description of the Notes—Optional Redemption,” and (ii) on or after December 12, 2028, at 100% of the principal amount of such notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Change of Control; Offer to Repurchase	If a Change of Control Triggering Event described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event” occurs, we must offer to repurchase the notes for cash at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”
Use of Proceeds	We will not receive any of the proceeds from the sale of our notes by the Selling Securityholders pursuant to this prospectus.
Trustee	The trustee for the notes is Regions Bank.
Governing Law	The indenture and the notes are governed by the laws of the State of New York without regard to conflict of laws principles thereof.
Selling Securityholders	The notes are being sold by the securityholders named in this prospectus. One or more of the Selling Securityholders may be deemed to be affiliates of ours under the Securities Act. See “Selling Securityholders.”
Risk Factors	Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus. We incorporate by reference in this prospectus the “Risk Factor Summary” section of our latest Annual Report on Form 10-K filed with the SEC, which we refer to as the “Risk Factor Summary,” and any updates to the Risk Factor Summary contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

RISK FACTORS

In addition to the other information included in this prospectus, you should carefully consider the risks described under “Special Note Regarding Forward-Looking Information,” “Risk Factors” and “Risk Factor Summary” set forth in our most recent Annual Report on Form 10-K, and any updates to those risks or new risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference in this prospectus other than as specified, as well as any other information included in any prospectus supplement, and the following risks, before investing in the notes.

The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Notes

The notes are structurally subordinated to the obligations of our subsidiaries and effectively junior to all secured indebtedness, and this may limit our ability to satisfy our obligations under the notes.

The notes are our senior unsecured obligations and rank equally with all of our other indebtedness that is not expressly subordinated to the notes.

We conduct substantially all of our operations through our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Certain regulatory requirements and debt and security agreements entered into by our subsidiaries contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of our subsidiaries, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and any preferred equity holders.

The notes are also effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

There are limited covenants and protections in the indenture.

While the indenture governing the notes contains terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect an investment in the notes. For example, there are no financial covenants in the indenture. As a result, we are not restricted under the terms of the indenture and the notes from entering into transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or our credit ratings or associated outlooks, or otherwise adversely affect the holders of the notes.

As described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event holders are entitled to require us to repurchase their notes for cash at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the notes. A change of control transaction under the indenture may only occur if there is a change in the controlling interest in us. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the indenture, but also a ratings downgrade resulting from such transaction. If we were to enter into a significant corporate transaction that negatively affects the value of the notes, but would not constitute a Change of Control Triggering Event, holders would not have any rights to require us to repurchase the notes prior to their maturity, which also would adversely affect their investment.

Ratings of the notes may not reflect all risks of an investment in the notes, and changes in our credit ratings or associated outlooks could adversely affect the market price of the notes.

Our long-term debt is currently rated by four nationally recognized statistical rating organizations. A debt rating is not a recommendation to purchase, sell or hold the notes. Moreover, a debt rating does not reflect all risks of an investment in the notes and does not take into account market price or suitability for a particular investor.

The market price of the notes is based on a number of factors, including our ratings and associated outlooks with major rating agencies. Rating agencies revise their ratings and associated outlooks for the companies that they follow from time to time, and our ratings and associated outlooks may be revised or withdrawn in their entirety at any time. We cannot be sure that rating agencies will maintain their current ratings and associated outlooks. We undertake no obligation to maintain the ratings and associated outlooks or to advise holders of the notes of any change in ratings or associated outlooks. A negative change in our ratings or associated outlooks could have an adverse effect on the market price or liquidity of the notes, and would increase the interest rate payable on the notes.

Changes in the credit markets could adversely affect the market price of the notes.

The market price for the notes is based on a number of factors, including the prevailing interest rates being paid by other companies similar to us, and the overall condition of the financial markets. The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the notes.

There may not be an active trading market for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

We do not intend to apply for listing of the notes on any securities exchange, and there may not be an active trading market for the notes.

We cannot make any assurance as to:

●	the existence of an active trading market for the notes;

●	the liquidity of any trading market that may exist;

●	the ability of holders to sell their notes; or

●	the price at which the holders may be able to sell their notes.

We have been advised by Cantor Fitzgerald & Co. (“CF&Co”), our affiliate and a wholly owned subsidiary of Cantor, that it presently intends to make a market in the 2029 notes upon the filing of a registration statement with the SEC registering such market-making activities by our affiliates. Neither CF&Co, nor any of our other affiliates, has any obligation to make a market in our notes, and CF&Co or any such other affiliate may discontinue market-making activities at any time without notice. The trading market for and the future market prices of the notes will depend on many factors, including prevailing interest rates, our credit ratings and associated outlooks published by the rating agencies that rate our indebtedness, the market for similar securities and our operating performance and financial condition. If an active trading market for the notes does exist, there is no assurance that it will continue. If an active trading market for the notes does not exist or does not continue, the market price and liquidity of the notes are likely to be adversely affected, and notes traded after their purchase may trade at a discount from their purchase price.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “Description of the Notes—Optional Redemption,” holders of notes will have the right to require us to repurchase all or any part of their notes at a price in cash equal to 101% of the then-outstanding aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase. If we experience a Change of Control Triggering Event, we can offer no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase any or all of the notes should any holder elect to cause us to do so. Our failure to repurchase the notes as required would result in a default under the indenture, which in turn could result in defaults under agreements governing certain of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the notes.

USE OF PROCEEDS

The Selling Securityholders will receive all of, and we will not receive any of, the proceeds from sales of the notes. The Selling Securityholders will pay any underwriting discounts and commissions, brokerage commissions, and transfer taxes, if any, applicable to the notes sold by them through this prospectus. We have agreed to pay all other offering expenses in connection with the sale of the notes by the Selling Securityholders through this prospectus other than any fees and expenses of counsel that may be incurred by any underwriter in connection therewith.

SELLING SECURITYHOLDERS

The table below provides Selling Securityholder information for Cantor, which is the only Selling Securityholder at this time, concerning Cantor’s beneficial ownership of our 2029 notes. When we refer to the “Selling Securityholders” in this prospectus, we refer to Cantor and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of Cantor’s interests in the notes after the date of this prospectus. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s notes pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of notes registered on its behalf. A Selling Securityholder may sell all, some, or none of such notes in this offering. See “Plan of Distribution.”

For more information regarding Cantor and the material relationships that it has with us, see “Certain Relationships and Related Transactions, and Director Independence” and “Directors, Executive Officers and Corporate Governance” in Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 10, 2024, each of which are incorporated herein by reference, and in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein to the extent such document modifies or supersedes the above.

	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Amount of Notes Owned After Any Sale		Percentage of Notes Owned After Any Sale

Cantor Fitzgerald, L.P.	$125,000,000	20.8%	$0	(1)	0	%(1)

(1)	The registration of the notes does not necessarily mean that the Selling Securityholders will sell all or any portion of the notes registered by the registration statement of which this prospectus forms a part. The Selling Securityholders may offer and sell all or any portion of the notes covered by this prospectus and any applicable prospectus supplement from time to time but is under no obligation to offer or sell any notes. Because the Selling Securityholders may sell, transfer, or otherwise dispose of all, some, or none of the notes covered by this prospectus, we cannot determine the aggregate principal amount of notes that will be sold, transferred, or otherwise disposed of by the Selling Securityholders or the aggregate principal amount or percentage of notes that will be held by the Selling Securityholders upon the termination of any particular offering.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture, dated as of November 6, 2018, as supplemented by the second supplemental indenture thereto, dated as of January 12, 2024 (collectively, the “indenture”), between us and Regions Bank, as trustee (the “Trustee”). The aforementioned indenture and supplemental indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the notes are summaries of the material provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes and the indenture. You should read these documents carefully to fully understand the terms and conditions of the notes because they, and not this description, define your rights as holders of the notes.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or indenture, as applicable. In this description, the terms the “Company,” “we,” “us” and “our” refer only to Newmark Group, Inc. and not to any of its subsidiaries.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will mature on January 12, 2029, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Triggering Event.”

The notes bear interest at the rate of 7.500% per annum from January 12, 2024, to the stated maturity or date of earlier redemption. Interest on the notes is payable semi-annually in arrears on each January 12 and July 12 to the persons in whose names such notes are registered at the close of business on the immediately preceding December 28 and June 27 (whether or not a business day), respectively. The interest rate payable on the notes is subject to adjustment from time to time based on the debt ratings assigned to the notes by specific Rating Agencies (as defined in “—Offer to Repurchase Upon a Change of Control Triggering Event”). See “—Interest Rate Adjustment Based on Rating Events.”

Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal and interest (including any additional interest), if any, on the notes will be payable through The Depository Trust Company (the “Depository”), as described under “—Book-Entry System” and “—Same-Day Funds Settlement and Payment.”

If an interest payment date or the stated maturity date or date of early redemption of the notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York or place of payment are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We issued the notes initially in an aggregate principal amount of $600.0 million. The indenture does not limit the aggregate principal amount of the debt securities which we may issue thereunder and provides that we may issue debt securities thereunder from time to time in one or more series. We may, from time to time, without the consent of or notice to holders of the notes, issue and sell additional debt securities ranking equally and ratably with the notes in all respects and having the same terms as the notes (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the notes for all purposes, including voting; provided, that such additional debt securities are fungible with the previously issued notes for U.S. federal income tax purposes.

We agreed in the indenture to use an amount equivalent to the net proceeds from the initial offering of the notes (after deducting the initial purchasers’ discount and expenses payable by us in connection with the initial offering of the notes) to make loans to our subsidiaries pursuant to one or more promissory notes. So long as the notes are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the initial offering of the notes (or if less, the aggregate principal amount of notes then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the notes and (3) such promissory notes shall have terms not later than the stated maturity date of the notes; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time. We further agreed that, for so long as the notes remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the notes in one transaction, or in a series of related transactions, that is in excess of $50.0 million will be subject to a similar covenant.

The notes have been issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the Trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of a note for registration of transfer, we, the Trustee and any other agent of ours or the Trustee may treat the registered holder of each note as the owner of such note for the purpose of receiving payments of principal of and interest on such note and for all other purposes whatsoever.

The indenture does not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or the credit rating of the notes.

The notes are not entitled to the benefit of any mandatory redemption or sinking fund.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, on not less than 10 days’ nor more than 60 days’ notice prior to the date fixed for redemption. Any redemption notice given in respect of a redemption may be subject to the satisfaction of one or more conditions precedent set forth in the notice of redemption.

If the notes are redeemed prior to the date that is one month prior to the stated maturity date for the notes (the “Par Call Date”), the redemption price (expressed as a percentage of principal amount and rounded to three decimal places) for the notes to be redeemed will be equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed or (ii) (a) the sum of the present values of the remaining scheduled payments of principal of the notes to be redeemed and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities – Treasury constant maturities – Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or

(2)	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date as follows:

(1)	the Company shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2)	if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3)	if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The redemption price will be quoted to the Trustee in writing and the Trustee shall have no duty to determine or verify the calculation of, the redemption price or any component thereof.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then-outstanding aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and the indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

●	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

●	deposit with the Trustee an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

●	deliver or cause to be delivered to the Trustee the notes properly accepted together with a certificate executed by us, stating the aggregate principal amount of notes or portions of notes being purchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times, and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings, or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that both Rating Agencies (as defined below) shall have ceased to rate the notes at an Investment Grade Rating on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated an Investment Grade Rating by such Rating Agency during that Trigger Period.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries, our and their respective employee benefit plans and any Permitted Holder, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing, in the aggregate, more than 50% of the voting power of all classes of our capital stock; or

(2)	our liquidation or dissolution or the stockholders of the Company approve any plan or proposal for our liquidation or dissolution; or

(3)	any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of ours to another Person, other than:

●	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding equity interests; or

(ii)	pursuant to which holders of our outstanding equity interests, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

(iii)	any transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of organization and resulting in a reclassification, conversion or exchange of our outstanding equity interests, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

(iv)	any conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all our properties and assets to, any other Person.

Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in the event any successor issuer of the notes shall be a corporation so long as one or more Permitted Holders shall maintain the beneficial ownership of shares of the capital stock of such successor possessing the voting power under normal circumstances to elect, or one or more Permitted Holders shall have the contractual right to elect, a majority of the directors of such successor corporation. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) Cantor Fitzgerald, L.P. becomes a wholly owned subsidiary of a holding company and (b) the holders of the voting capital stock of such holding company immediately following that transaction are substantially the same as the holders of Cantor Fitzgerald, L.P.’s voting partnership interests immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch or BBB- (or the equivalent) by S&P.

“Permitted Holder” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company’s capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if either of Fitch or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on the notes will be subject to adjustments from time to time if either S&P or Fitch or, if either of S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, in each case for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected pursuant to the definition of “Rating Agencies” herein (a “substitute Rating Agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the notes, in the manner described below.

If the rating assigned by S&P (or any substitute Rating Agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—Fitch Rating Percentage”):

S&P Rating*	Percentage
BB	0.25%
BB-	0.50%
B+	0.75%
B or below	1.00%

*	Including the equivalent ratings of any substitute Rating Agency.

If the rating assigned by Fitch (or any substitute Rating Agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “—S&P Rating Percentage”):

Fitch Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute Rating Agency.

If at any time the interest rate on the notes has been increased and either S&P or Fitch (or, in either case, a substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If S&P (or any substitute Rating Agency therefor) subsequently upgrades its rating of the notes to BB+ (or its equivalent, in the case of a substitute Rating Agency) or higher, and Fitch (or any substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agency). In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both Rating Agencies) if the notes become rated BBB+ (or, in either case, the equivalent thereof, in the case of a substitute Rating Agency) or higher by S&P and Fitch (or, in either case, a substitute Rating Agency therefor), respectively (or one of these ratings if the notes are only rated by one Rating Agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of S&P or Fitch (or, in either case, a substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their initial issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance.

No adjustments in the interest rate of the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If at any time S&P or Fitch ceases to provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from a substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above (a) such substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by S&P or Fitch, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither S&P nor Fitch (nor, in either case, a substitute Rating Agency therefor) provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their initial issuance.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If S&P or Fitch (or, in either case, a substitute Rating Agency therefor) changes its rating of the notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

We will notify the Trustee and the holders in writing of any occurrence of a rating change that requires an interest rate increase or decrease described above.

Certain Covenants

Limitations on Liens on Stock of Subsidiaries

Under the indenture, we covenant that, so long as any of the notes are outstanding, we will not, and we will not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “Lien”) upon any shares of capital stock of any Designated Subsidiary directly or indirectly held by us (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments of such Indebtedness require us, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. The foregoing will not apply to Liens on the securities of any entity existing at the time it becomes a Designated Subsidiary (and any extensions, renewals or replacements thereof).

For purposes of the indenture, “capital stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity.

The term “Designated Subsidiary” means each of (i) Newmark Holdings, L.P., (ii) Newmark & Company Real Estate, Inc., (iii) Newmark Partners, L.P., and (iv) any other direct or indirect subsidiary now owned or hereafter acquired by us for which (a) the Net Assets constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of our Total Stockholders’ Equity or (b) the net revenues constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of ours during the most recently ended period of four consecutive fiscal quarters; provided, however, that the following shall not be Designated Subsidiaries:

(1)	any Person in which the Company or any of its subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2)	any Person whose financial results would not be consolidated with those of the Company and its consolidated subsidiaries in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

(3)	any Person which is a subsidiary of a Company subsidiary, the common equity of which is registered under Section 12(b) or 12(g) of the Exchange Act; or

(4)	any subsidiary of any Person described in clauses (1), (2) or (3) above.

The term “Indebtedness” means, without duplication, with respect to any Person, whether or not contingent:

(1)	the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all capitalized lease obligations of such Person;

(3)	all obligations of such Person incurred or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with U.S. GAAP; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such Person prepared in accordance with U.S. GAAP:

(i)	all Indebtedness of others secured by any Lien on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such Person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

The term “Net Assets” means, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with U.S. GAAP.

The term “Total Stockholders’ Equity” means, as of the date of determination, without duplication, all items which in conformity with U.S. GAAP would be included under total stockholders’ equity on our consolidated statement of financial condition. For purposes of any determination of total stockholders’ equity, we may include the amount of any capital to be returned pursuant to the terms of the Agreement of Limited Partnership of Newmark Holdings, L.P., as amended from time to time (the “Partnership Agreement”), to any limited or general partner who has been terminated or withdrawn until such time as the amount of such partner’s capital has been paid to such limited or general partner pursuant to the terms of the Partnership Agreement plus, without duplication, redeemable partnership interests representing former partner’s equity in us. For the avoidance of doubt, Total Stockholders’ Equity is inclusive of noncontrolling interests in subsidiaries on our consolidated statement of financial condition.

Consolidation, Merger or Sale

We may not consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any Person unless either (a) we will be the continuing entity or (b) the successor entity or Person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the notes and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the Person to whom our assets are transferred or leased has assumed our obligations under the notes and the indenture, we will be discharged from all our obligations under the notes and the indenture, except in limited circumstances.

This covenant does not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control is structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Modification, Amendment or Waiver

We may, from time to time, amend or supplement the indenture and the notes without the consent of registered holders to, among other things, (i) modify the restrictions on and procedures for resale, attempted resale, and other transfers of the notes or interests therein to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally or (ii) cure any ambiguity, omission, mistake or defect, correct or supplement any provision of the indenture or any note that may be inconsistent with any other provision in the indenture or the notes; provided, however, that any such cure, correction, supplement or other change shall not adversely affect the interests of the holders of the notes in any material respect.

With certain exceptions, we may make modifications and amendments of the indenture with the consent of the registered holders of not less than a majority in aggregate principal amount of the notes of a series at the time outstanding under the indenture. Compliance with certain covenants may be waived on behalf of registered holders of notes of a series, either generally or in a specific instance and either before or after the time for compliance with those covenants, with the consent of holders of not less than a majority in aggregate principal amount of the then-outstanding notes of such series. Nevertheless, without the consent of each registered holder of the notes affected thereby, no such modification or amendment may, among other things, reduce the principal of or interest on any of the outstanding notes, extend the stated maturity of the notes, change the interest payment dates or terms of payment for the notes, or reduce the percentage of registered holders necessary to modify or amend the indenture and the notes.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the notes means any of the following:

●	failure to pay interest (including any additional interest) for 30 days after the date payment on any note is due and payable;

●	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

●	a default by us in the payment in respect of any Indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or similar instrument, in an aggregate principal amount of at least $100 million beyond any applicable grace period, or default in the performance or compliance with any term respecting such debt, if as a consequence such debt becomes due and payable before its stated maturity, and such default shall not have been rescinded or annulled or such Indebtedness shall not have been discharged and such default continues for a period of 30 consecutive days after written notice to us by the Trustee or the holders of not less than 25% in aggregate principal amount of the notes;

●	failure by us to perform any other covenant in the indenture or the notes (“other covenants”) for 90 days after notice that performance was required; or

●	events related to our bankruptcy, insolvency, reorganization or liquidation.

If an Event of Default relating to the payment of interest (including any additional interest) or principal with respect to the notes has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal of the notes to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the entire principal amount of the notes to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the notes may, after satisfying the applicable conditions, rescind and annul any of the above-described declarations and consequences.

If an Event of Default relating to events of our bankruptcy, insolvency, reorganization or liquidation occurs and is continuing, then the principal amount of the notes outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the Trustee or any holder.

The indenture imposes limitations on suits brought by holders of notes against us. Except as provided below, no holder of notes may institute any action against us under the indenture unless:

●	the holder has previously given to the Trustee written notice of default and continuance of that default;

●	the holders of at least 25% in principal amount of the notes have requested in writing that the Trustee institute the action;

●	the requesting holders have offered the Trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

●	the Trustee has not instituted the action within 60 days after the request; and

●	the Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding notes.

Notwithstanding the foregoing, each holder of notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of notes.

We will be required to file annually with the Trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture and the notes as set forth below.

We may discharge our obligations to holders of notes that have not already been delivered to the Trustee for cancellation and that have become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the Trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the notes.

We may also discharge any and all of our obligations to holders of notes at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

●	we irrevocably deposit with the Trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding notes; and

●	we deliver to the Trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders and beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ and beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the notes, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law issued or pronounced after the date of this prospectus.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any notes, to replace any temporary, mutilated, destroyed, lost or stolen notes or to maintain an office or agency in respect of the notes or any of our other obligations that expressly survive any defeasance or termination.

Book-Entry System

The certificates representing the notes have been issued in the form of one or more fully-registered global notes without coupons (collectively, the “Global Note”) and have been deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., as the nominee of the Depository. Except in limited circumstances, the notes are not issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in a Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor depository or any nominee of such successor.

The Depository is under no obligation to provide its services as depositary for the certificates of any series of notes and may discontinue providing its services at any time. Neither we nor the Trustee will have any responsibility for the performance by the Depository or its direct or indirect participants under the rules and procedures governing the Depository. As noted above, owners of beneficial interests in the Global Note will not receive certificates representing their interests. However, we will prepare and deliver certificates for the notes of that series in exchange for beneficial interests in the Global Note if:

●	the Depository notifies us that it is unwilling or unable to continue as a depositary for the Global Note of any series or if the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after the notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

●	we determine, in our sole discretion, not to have the notes of any series represented by one or more Global Notes; or

●	an Event of Default has occurred and is continuing with respect to the debt securities of any series, and the Depository wishes to exchange such Global Notes for definitive certificated debt securities.

Any beneficial interest in a Global Note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the Global Note.

The Depository has advised us that the Depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to the Depository or its nominee. If less than all of the notes are being redeemed, the Depository will reduce the amount of the interest of Direct Participants in such notes in accordance with its procedures.

A beneficial owner of notes shall give written notice to elect to have its notes repurchased or tendered, through its participant, to the Trustee and shall effect delivery of such notes by causing the Direct Participant to transfer the participant’s interest in such notes, on the Depository’s records, to the Trustee. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by Direct Participants on the Depository’s records and followed by a book-entry credit of such notes to the Trustee’s Depository account.

In any case where a vote may be required with respect to the notes of any series, neither the Depository nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, the Depository will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

The principal of, and premium, if any, and interest, if any, on the Global Note will be paid to Cede & Co., as nominee of the Depository. The Depository’s practice is to credit Direct Participants’ accounts on the relevant payment date unless the Depository has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of the Depository or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to Direct Participants is the responsibility of the Depository, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

The rules applicable to the Depository and its Direct Participants are on file with the SEC. The information in this section concerning the Depository and the Depository’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

All payments of principal, premium if any, and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by the Depository.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Concerning the Trustee

Regions Bank is the Trustee under the indenture with respect to the notes and also serves as the registrar and paying agent. We maintain relationships in the ordinary course of business with the Trustee.

PLAN OF DISTRIBUTION

The notes are being registered to permit the resale of such securities by the Selling Securityholders from time to time after the date of this prospectus. The Selling Securityholders may also decide not to sell all or any of the notes that they are allowed to sell under this prospectus. The Selling Securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the Selling Securityholders in one or more types of transactions, which may include:

●	purchases by underwriters, dealers and agents;

●	one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the notes as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

●	ordinary brokerage transactions or transactions in which a broker solicits purchases;

●	purchases by a broker-dealer or market-maker, as principal, and resale by the broker-dealer for its account;

●	the loan or pledge of notes for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of notes;

●	short sales or transactions to cover short sales relating to the notes;

●	through distribution by a Selling Securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

●	privately negotiated transactions;

●	the writing of options, whether the options are listed on an options exchange or otherwise;

●	distributions to creditors and equity holders of the Selling Securityholders; and

●	any combination of the foregoing, or any other available means allowable under applicable law.

If required, a prospectus supplement related to any such offering by a Selling Securityholder will set forth the terms of such offering.

Any of the notes included in this prospectus held by the Selling Securityholders that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the notes by the Selling Securityholders. The Selling Securityholders will pay any underwriting discounts and commissions, brokerage commissions, and transfer taxes, if any, applicable to the notes sold by them through this prospectus. We have agreed to pay all other offering expenses in connection with the sale of the notes by the Selling Securityholders through this prospectus other than any fees and expenses of counsel that may be incurred by any underwriter in connection therewith.

The Selling Securityholders may sell the notes included in this prospectus from time to time to one or more underwriters, which would purchase the notes as principal for resale to purchasers, on a firm-commitment or other basis. If a Selling Securityholder sells notes to underwriters, it may execute an underwriting agreement with them at the time of sale, and we will name them in the prospectus supplement related to any such offering. In connection with those sales, underwriters may be deemed to have received compensation from the Selling Securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the notes for which they may act as agents. Underwriters may resell the notes to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation to be paid to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering.

From time to time, the Selling Securityholders may sell the notes included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers as Selling Securityholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the notes to purchasers.

The Selling Securityholders may be deemed to be “underwriters” as that term is defined in the Securities Act, and any profit on the sale of the shares of our notes included in this prospectus by the Selling Securityholders may be deemed to be “underwriting discounts or commissions” under the Securities Act.

The Selling Securityholders and any other person participating in the sale of the notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes by the Selling Securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes to engage in market-making activities with respect to the notes being distributed. This may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

Any underwriters, broker-dealers, or agents offering the notes included in this prospectus will not confirm sales to any accounts over which they or their affiliates exercise discretionary authority without the prior approval of the customer.

Any potential underwriters, broker-dealers, agents, Selling Securityholders, and their associates may be affiliates or customers of or lenders to, and may engage in transactions with and perform services for, us and our affiliates, including Cantor and CF&Co, in the ordinary course of business. In this regard, CF&Co, our broker-dealer affiliate, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in offerings of the notes included in this prospectus. Accordingly, offerings of the notes included in this prospectus in which CF&Co participates will conform to the requirements set forth in FINRA Rule 5121. CF&Co and its affiliates have provided investment banking services to us and our affiliates in the past and may do so in the future. They receive customary fees and commissions for these services. For more information regarding CF&Co and material relationships that it has with us, see “Certain Relationships and Related Transactions, and Director Independence” and “Directors, Executive Officers and Corporate Governance” in Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 10, 2024, each of which are incorporated herein by reference, and in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein to the extent such document modifies or supersedes the above.

We have agreed to indemnify the Selling Securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the Selling Securityholders will be entitled to contribution from us in connection with those liabilities. The Selling Securityholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities. Underwriters, broker-dealers, agents, and other persons may be entitled, under agreements that they may enter into with the Selling Securityholders or us, to indemnification by them or us against certain liabilities, including liabilities under the Securities Act, in connection with an offering of the notes included in this prospectus.

LEGAL MATTERS

The validity of the notes offered and sold pursuant to this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Washington, District of Columbia.

EXPERTS

The consolidated financial statements of Newmark Group, Inc. appearing in Newmark Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Newmark Group, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public from the SEC’s website at www.sec.gov.

Our website address is www.nmrk.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Cantor, CF Group Management, Inc., the general partner of Cantor, and our directors and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and businesses. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus (except for SEC filings expressly incorporated herein).

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below. The information that we incorporate by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Specifically, we incorporate by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024;

●	our Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 10, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the SEC on August 8, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 5, 2024, January 12, 2024, February 22, 2024 (other than as indicated therein), April 30, 2024, May 3, 2024 (other than as indicated therein), June 10, 2024 and August 2, 2024 (other than as indicated therein); and

●	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering contemplated hereby (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain copies of these documents, at no cost to you, from our website (www.nmrk.com), or by writing or telephoning us at:

Investor Relations

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

(212) 829-7124

$125,000,000 aggregate principal amount of 7.500% Senior Notes due 2029

PROSPECTUS

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Newmark Group, Inc. (the “Registrant”). All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$18,450
Printing and engraving expenses	1,500
Legal fees and expenses	55,000
Accounting fees and expenses	20,000
Trustee fees and expenses	4,500
Miscellaneous	5,050
Total	$105,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability for directors of the Registrant to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to any indemnification provision contained in the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Any underwriting agreement or agency agreement that may be entered into connection with sales under this Registration Statement will likely provide for indemnification of directors and certain officers of the Registrant by the underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16. Exhibits.

The Exhibit Index set forth below is hereby incorporated by reference in response to this Item 16.

EXHIBIT INDEX

The following exhibits are included or incorporated by reference in this registration statement on Form S-3:

Exhibit Number	Exhibit Title
4.1	Indenture, dated as of November 6, 2018, by and between Newmark Group, Inc. and Regions Bank, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 8, 2018)
4.2	Second Supplemental Indenture, dated as of January 12, 2024, by and between Newmark Group, Inc. and Regions Bank, as Trustee, relating to the 7.500% Senior Notes due 2029 of Newmark Group, Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on January 12, 2024)
4.3	Form of 7.500% Senior Notes due 2029 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 12, 2024)
4.4	Registration Rights Agreement, dated as of January 12, 2024, between Newmark Group, Inc. and the parties named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 12, 2024)
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
25.1	Form T-1 Statement of Eligibility, dated as of August 8, 2024, of Regions Bank to act as trustee under the Indenture between Newmark Group, Inc. and Regions Bank, as Trustee
107	Filing Fee Table

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Newmark Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 8, 2024.

NEWMARK GROUP, INC.

/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Executive Chairman

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Howard W. Lutnick and Michael J. Rispoli, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or his, her or their substitute or substitutes, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, Newmark Group, Inc., in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Howard W. Lutnick	Executive Chairman (Principal Executive Officer)	August 8, 2024
Howard W. Lutnick

/s/ Michael J. Rispoli	Chief Financial Officer (Principal Financial and	August 8, 2024
Michael J. Rispoli	Accounting Officer

/s/ Virginia S. Bauer	Director	August 8, 2024
Virginia S. Bauer

/s/ Kenneth A. McIntyre	Director	August 8, 2024
Kenneth A. McIntyre

/s/ Jay Itzkowitz	Director	August 8, 2024
Jay Itzkowitz